[FHP Logo]                                            NEWS RELEASE


                                   Contacts:   Anna Marie Dunlap
                                               FHP V.P.
                                               (714) 378-5585

                                               Chris Ohman
                                               TakeCare V.P.
                                               (510) 246-1419


                 FHP AND TAKECARE ANNOUNCE 5%
           DIVIDEND ON CONVERTIBLE PREFERRED TO BE
            ISSUED IN CONJUNCTION WITH THE MERGER


FOUNTAIN VALLEY, CALIFORNIA, MAY 26, 1994 -- FHP International Corporation (NASDAQ:FHPC) and TakeCare, Inc. (NASDAQ:TKCR) announced today that they have set a dividend rate of 5.0%, the maximum of the negotiated range, for the Series A Cumulative Convertible Preferred Stock to be issued to holders of TakeCare common stock in connection with the merger of TakeCare into a wholly-owned subsidiary of FHP.

          On March 4, 1994, the companies announced the signing of a definitive agreement for FHP to acquire TakeCare, Inc. which was approved by the boards of directors of both companies. FHP believes the merger will be favorable to shareholders of both companies and will have significant strategic advantages for FHP. Meetings of the stockholders of FHP and TakeCare to consider and vote upon the merger are scheduled for June 10, 1994. The managements of both companies are pleased that the transaction is on track for a successful closing.

          When the merger is complete, FHP will have over 1.7 million members and will be the second largest public HMO in the United States. The combined companies will have operations in 9 states and Guam, and will be one of the top three HMOs in terms of enrollment in California, Colorado, Arizona, Utah, New Mexico, Nevada and Guam.


                            - more -

         FHP, Inc. Corporate Office: 9900 Talbert Avenue
          Fountain Valley, California 92708-8000 U.S.A.
                         (714) 378-5000

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          Dividends on the Series A Convertible Preferred Stock
will be payable quarterly in cash. Under the previously established terms, the convertible preferred stock has a stated value of $25.00 per share. Beginning six months after the closing of the merger, each share will be convertible, at the option of the holder, into FHP common stock. The conversion price will be 124% of the average closing price of FHP's common stock over a 20 day period ending shortly before the closing of the merger, subject to a minimum of $31 and a maximum of $35.96. In addition, the convertible preferred stock is not callable by FHP for 4 years after the closing of the merger.

          Bear Stearns & Co. Inc. will make a market in the convertible preferred stock on a when-issued basis effective immediately.

          Founded in 1961, FHP is a diversified managed health care services company headquartered in Fountain Valley, California. Through its HMOs, FHP serves over 900,000 members in California, Arizona, Utah, New Mexico, Nevada, Colorado, and the territory of Guam. Other FHP subsidiaries offer indemnity health and life insurance, a national HMO network, and workers' compensation insurance. FHP is one of the largest Medicare risk contractors in the United States.

          TakeCare, founded in 1978, serves over 770,000 enrollees in California, Colorado, Illinois, and Ohio and has a national preferred provider organization (PPO) network.